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                                                                 EXHIBIT (c)(9)

                        [REALTY FINANCIAL ADVISORS LOGO]

November 16, 1998

Mr. Ray Valley
ATLANTA REAL ESTATE DIVISION
Regions Bank
400 Embassy Row - Suite 210
Atlanta, Georgia 30328

RE:      THE OAKMONT BUILDING
         956 MONTCLAIR ROAD
         BIRMINGHAM, ALABAMA

Dear Mr. Valley:

In accordance with your request, we have conducted the inspections, investigations, and analyses necessary to appraise the above-referenced property. The subject property is a 20,110 square foot, multi-tenant, professional office buildings situated on a 1.42-acre site. The property is located along the north side of Montclair Road just inside of the city limits of Birmingham, Alabama near the community of Mountain Brook. The property was inspected on November 5, 1998, the effective date of this appraisal report. The appraiser was accompanied on-site by Tom Hancock, a representative of the owner.

The purpose of this appraisal was to estimate the As Is market value of the leased fee interest in the property subject to the current rent roll dated November 1, 1998. The property was believed to be operating at a stabilized occupancy and income; therefore, the As Is and As Stabilized market values are considered equivalent. Market value, leased fee estate, and other appraisal terms are defined within the text of the following appraisal report.

To the best of the appraiser's ability, the analyses, opinions, and conclusions were developed and the report was prepared in accordance with the standards and reporting requirements OF REGIONS BANK. Furthermore, this appraisal report has been prepared in compliance with (and use of this report is subject to) all regulations issued by the appropriate regulatory entities, regarding the enactment of Title XI of the Financial Institution Reform, Recovery, and Enforcement Act of 1989 (FIRREA).

This is a COMPLETE APPRAISAL in a SELF-CONTAINED report prepared in conformity with the requirements of the Standards of Professional Appraisal Practice of the APPRAISAL INSTITUTE, the Uniform Standards of Professional Appraisal Practice (USPAP) as adopted by THE APPRAISAL FOUNDATION, and the requirements of the STATE OF GEORGIA for State Certified Appraisers. Additionally, the undersigned appraisers possess the knowledge and experience with the type of property and geographic area of the property being appraised to meet the USPAP competency requirements and 12 CFR appraisal requirements.


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Mr. Valley
November 16, 1998
Page Two

We hereby certify that the undersigned appraisers have personally inspected the property appraised; the statements of fact contained in this report are true and correct; that there is no past, present or prospective interest therein and no personal interest or bias with respect to the parties involved; that the compensation is not contingent on an action or event resulting from the analysis, opinions or conclusions in, or the use of, this report.

Based upon an investigation into those influences which affect value, we have estimated the As Is market value of the leased fee estate in The Oakmont Building which is assumed stabilized, subject to the current prevailing market conditions as of November 5, 1998, and further subject to the "General Assumptions, Limited Conditions, and Special Limiting Conditions and Assumptions, was:

                   ONE MILLION SEVENTY-FIVE THOUSAND DOLLARS
                                  ($1,075,000)

It has been a pleasure to serve you in this matter.

Professionally,
REALTY FINANCIAL ADVISORS



/s/ Darrell E. Shepard
Darrell E. Shepard
CERTIFIED GENERAL REAL ESTATE APPRAISER
STATE OF GEORGIA, NO. 1684
Associate Member of the Appraisal Institute